Ex 99.3

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES
  TENDER OFFERS FOR ITS  FLOATING RATE SENIOR NOTES DUE 2014
AND 11.625% SENIOR NOTES DUE 2016

Hamilton, Bermuda – April 30, 2012 - Central European Media Enterprises Ltd. (“CME”) (Nasdaq/Prague Stock Exchange: CETV) announced today that it has commenced a tender offer (the “2014 Notes Offer”) for its Senior Floating Rate Notes due 2014 (ISIN Code: XS0300714762; Common Code 030071476) (the “2014 Notes”); and a tender offer (the “2016 Notes Offer” and, together with the 2014 Notes Offer, the “Offers”) for its 11.625% Senior Notes due 2016 (ISIN Code: XS0452168536; Common Code 04216853) (the “2016 Notes” and, together with the 2014 Notes, the “Notes”).

The 2014 Notes Offer and the 2016 Notes Offer will be conducted through a modified Dutch auction procedure to purchase up to the Euro equivalent of $170.0 million aggregate principal amount outstanding of the 2014 Notes and the 2016 Notes, although the Company reserves the right, in its sole discretion, to accept significantly less than or significantly more than such amount for purchase pursuant to the Offers (the “Final Acceptance Amount”).  Upon the terms and subject to the conditions set forth in the Tender Offer Memorandum dated April 30, 2012 (the “Tender Offer Memorandum”), holders of the 2014 Notes will have the opportunity to tender some or all of their 2014 Notes at a price within a range not less than 86% per cent. nor more than 92% per cent. per €1,000 principal amount of the 2014 Notes outstanding and holders of the 2016 Notes will have the opportunity to tender some or all of their 2016 Notes at a price within a range not less than 97% per cent. nor more than 100% per cent. per €1,000 principal amount of the 2014 Notes outstanding.  CME will purchase up to the Final Acceptance Amount of the 2014 Notes and the 2016 Notes with the specific allocation of funds, up to the Final Acceptance Amount, between the 2014 Notes and the 2016 Notes validly tendered to be determined by CME in its sole discretion after the Expiration Deadline (as defined below).  Notes tendered at a price above the maximum prices described above will not be accepted for purchase

The Offers are being made upon the terms and conditions set forth in the Tender Offer Memorandum.  The Offer will expire at 4:00 p.m. London time, on May 25, 2012, unless extended by the Company in its sole discretion (the “Expiration Deadline”).  The Offers are not being made to any person located or resident in the United States, its territories and possessions, any state of the United States or the District of Columbia.

In accordance with the modified Dutch auction procedure as fully described in the Tender Offer Memorandum, the respective purchase prices for the 2014 Notes and the 2016 Notes will not be less than the minimum prices at which the 2014 Notes and the 2016 Notes can be tendered or greater than the maximum prices at which the 2014 Notes and the 2016 Notes can be tendered, as applicable.  The purchase prices for the 2014 Notes will be the lowest prices for 2014 Notes that will allow CME to accept the total amount of the 2014 Notes that it decides to purchase, if any. The purchase prices for the 2016 Notes will be the lowest prices for the 2016 Notes that will allow CME to accept the total amount of the 2016 Notes that it decides to purchase, if any.

The complete terms and conditions of the Offers are described in the Tender Offer Memorandum, copies of which may be obtained from Lucid Issuer Services Limited, the Tender Agent for the 2014 Offer and the 2016 Offer, at Lucid Issuer Services Limited, Leroy House, 436 Essex Road, London N1 3QP, United Kingdom, Attention: David Shilson / Thomas Choquet, Telephone: +44 (0) 20 7704 0880, Email: cme@lucid-is.com.

The Company has engaged J.P. Morgan to act as the Dealer Manager in connection with the Offers.  Questions regarding the terms of the Offers may be directed to J.P. Morgan Securities Ltd., 125 London Wall, London EC2Y 5AJ, United Kingdom, Telephone: +44 207 325 9633/+44 207 777 3548, Attention: HY Syndicate/Liability Management, Email: daniele.molteni@jpmorgan.com / emea_lm@jpmorgan.com.

Concurrently with the announcement of the Offers, the Company announced a tender offer (the “U.S. Offer”) for up to $129.7 million aggregate principal amount of its outstanding 3.50% Senior Convertible Notes due 2013 for which the Company has filed with the U.S Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended.  The U.S. Offer is expected to have the same expiration and settlement date as the Offers.  None of the 2014 Notes Offer, the 2016 Notes Offer or the U.S. Offer is conditioned on the commencement or the completion of the other offers. However, each of the Offers and the U.S. Offer will be funded, in whole or in part, with proceeds of up to $300.0 million from the Term Loan Facilities Credit Agreement dated April 30, 2012 among the Company as Borrower, the lenders party thereto from time to time and Time Warner Inc. as Administrative Agent (the “TW Credit Facility”).  The Company’s ability to obtain funds under the TW Credit Facility to pay for Notes is subject to compliance with or satisfaction of the conditions contained in the TW Credit Facility, which includes that the Company has accepted validly tendered Notes for purchase according to the terms of the Offers and other customary conditions.

NOT FOR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, ANY STATE OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA OR IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN ANY OTHER JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT (SEE “OFFER AND DISTRIBUTION RESTRICTIONS” IN THE TENDER OFFER MEMORANDUM).  PERSONS INTO WHOSE POSSESSION THIS ANNOUNCEMENT AND/OR THE TENDER OFFER MEMORANDUM COMES ARE REQUIRED BY EACH OF THE COMPANY, THE DEALER MANAGER AND THE TENDER AGENT TO INFORM THEMSELVES ABOUT, AND TO OBSERVE, ANY SUCH RESTRICTIONS.  NEITHER THIS ANNOUNCEMENT NOR THE TENDER OFFER MEMORANDUM CONSTITUTES AN INVITATION TO PARTICIPATE IN THE OFFER IN ANY JURISDICTION (INCLUDING, SPECIFICALLY THE UNITED STATES) IN WHICH, OR TO ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH INVITATION. ANY PURPORTED TENDER OF NOTES IN THE OFFER RESULTING DIRECTLY OR INDIRECTLY FROM A VIOLATION OF THESE RESTRICTIONS WILL BE INVALID AND ANY PURPORTED TENDER OF NOTES MADE BY A PERSON LOCATED IN THE UNITED STATES OR ANY AGENT, FIDUCIARY OR OTHER INTERMEDIARY ACTING ON A NON-DISCRETIONARY BASIS FOR A PRINCIPAL GIVING INSTRUCTIONS FROM WITHIN THE UNITED STATES WILL BE INVALID AND WILL NOT BE ACCEPTED.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people.  CME’s broadcast operations are located in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma and Nova World), the Czech Republic (TV Nova, Nova Cinema, Nova Sport and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania and PRO TV Chisinau Moldova), the Slovak Republic (TV Markíza and Doma) and Slovenia (POP TV, Kanal A and the POP NON STOP subscription package). CME’s broadcast operations are supported by its content and distribution division, Media Pro Entertainment, as well as its New Media division, which operates Voyo, the pan-regional video-on-demand service. CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

For additional information, please contact:

Romana Wyllie
Vice President Corporate Communications
Central European Media Enterprises
+420242465525
romana.wyllie@cme-net.com